Exhibit 99.1

SLIDE REPORTS FIRST QUARTER 2026 RESULTS

- Gross Premiums Written Grew 49.1% Year-over-Year to $414.8 Million -

- Net Income Increased 50.8% Year-over-Year to $139.5 Million; $1.02 Diluted Earnings Per Share -

- Combined Ratio Improved to 55.5% -

Tampa, Florida – April 28, 2026 – Slide Insurance Holdings, Inc. (Nasdaq: SLDE) today reported results for the first quarter ended March 31, 2026.

First Quarter 2026 Highlights

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Gross premiums written grew 49.1% to $414.8 million, compared to $278.2 million in the prior-year period.
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Total policies in force at the end of the period was 508,928, a 46% increase compared to prior year.
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Total revenue increased 38.2% to $389.3 million, compared to $281.6 million in the prior-year period.
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Net income increased 50.8% to $139.5 million, compared to $92.5 million in the prior-year period. Diluted earnings per share for the first quarter of 2026 was $1.02.
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Combined ratio of 55.5% improved 340 basis points compared to 58.9% in the prior-year period reflecting lower loss ratio and improved operating leverage.
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Average return on equity in the quarter was 12.5%.

“Our first quarter results reflect strong execution across our business and reinforce the capability of our operating model,” said Bruce Lucas, Chairman and Chief Executive Officer of Slide. “We continued to deliver robust growth while maintaining our commitment to disciplined underwriting and operational excellence. Our continued technology investments position us well to capitalize on additional expansion opportunities through the remainder of the year. As we move through 2026, we remain committed to our long-term diversified growth strategy and continue to be confident in delivering on our full-year targets while generating sustainable value for our shareholders.”

First Quarter 2026 Operating Results

Gross premiums written were $414.8 million, a 49.1% increase compared to $278.2 million in the prior-year period, driven by growth of voluntary new business, renewals of previously acquired Citizens policies, and further Citizens acquisitions.

Policies in force as of March 31, 2026 were 508,928, compared to 348,029 as of March 31, 2025, a 46% increase year-over-year. Sequentially, growth was primarily driven by the acquisition of additional policies from Citizens, favorable retention and voluntary new business.

Net premiums earned grew 37.5% to $365.9 million, compared to $266.0 million in the prior-year period, while total revenue of $389.3 million increased 38.2% compared to $281.6 million in the prior-year period. Growth was driven by increased policies in force.

Losses and loss adjustment expenses (LAE) incurred, net were $111.0 million, compared to $83.8 million in the prior-year period. Loss ratio improved to 30.4%, compared to 31.5% in the prior-year period, primarily due to a decrease in catastrophe losses.

Policy acquisition and other underwriting expenses were $44.1 million, compared to $28.6 million in the prior-year period. The increase was driven by increased renewal policies from prior year assumed Citizens' policies, resulting in increased policy acquisition costs in 2026.

General and administrative expenses were $46.2 million, compared to $41.4 million in the prior-year period, due primarily to the increased staffing costs to support the Company’s growth in policies in force.

The combined ratio improved to 55.5%, compared to 58.9% in the prior-year period, due primarily to decreased catastrophe losses and scaling impact in net earned premium growth with more moderate operating expense growth and a reduction in amortization expense as intangible assets were fully amortized at the end of 2025.

Net income grew 50.8% to $139.5 million, compared to $92.5 million in the prior-year period. Diluted earnings per share for the first quarter of 2026 was $1.02 and return on equity was 12.5% in the quarter.

Capital Allocation

During the quarter, the company repurchased 7,724,240 shares of its common stock at a weighted average price of $17.75 per share under the company's prior $120 million stock repurchase program and the new $125 million stock repurchase program the Board of Directors authorized on March 23, 2006.

Since its IPO in June of 2025, the Company has repurchased 13,349,752 shares of its common stock for $230.9 million, at a weighted average price of $17.30 per share, taking advantage of attractive market conditions to return capital to shareholders at an average share price that is less than 2% higher than the IPO issuance price.

The Company’s repurchases to date have reduced the IPO dilution to common shareholders from 13% to 3%.

Full Year 2026 Outlook

The Company reiterated its expectations to generate gross written premiums in the range of $1.85 billion to $1.95 billion.

Top-line growth is expected to be driven primarily by sustained organic expansion, including double-digit increases in policies in force including growth outside of Florida, complemented by selective growth opportunities within Florida that meet our return threshold.

The Company also reiterated its expectations to generate full year net income in the range of $455 million to $470 million.

Key Ratios

In this press release we discuss certain key ratios, described below, which provide useful information about our business and the operational factors underlying our financial performance.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses incurred, net to net premiums earned.

Policy acquisition expense ratio is the ratio, expressed as a percentage, of policy acquisition expenses and other underwriting expenses to net premiums earned.

Expense ratio, expressed as a percentage, is the ratio of policy acquisition and other underwriting expenses, general and administrative expenses, and other operating expense to net premiums earned.

Combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

Return on equity, expressed as a percentage, is a ratio of net income on an annualized basis as a percentage of average beginning and ending shareholders’ equity during the period.

Webcast and Conference Call

Slide will hold a conference call to discuss financial results tomorrow, April 29, 2026, at 8:30 am Eastern Time. A live webcast of the conference call will be available at ir.slideinsurance.com. The dial-in number for the conference call is (877) 407-9208 (toll-free) or (201) 493-6784 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at ir.slideinsurance.com for one year following the call.

Forward-Looking Statements

Statements in this press release and the Company’s earnings call that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “aim,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology and relate, without limitation, to the Company’s beliefs and expectations regarding the Company’s (i). projections of future financial performance, (ii) growth strategies, (iii) business trends, (iv) sustainable, long-term growth, including the drivers of such growth, (v) competitive advantages, (vi) ability to achieve top-line growth and margin expansion and create long-term value for its shareholders, (vii) underwriting profitability, and (viii) capitalization and profitability. These statements are only predictions based on Slide’s current expectations and projections about future events and are not guarantees of actual results, level of activity, performance or achievements. Although Slide believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, there are important factors that could cause the Company’s actual results, level of activity, performance or achievements to differ materially from those anticipated in any forward-looking statements, including, among others, our limited operating history; the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic conditions, including declining consumer confidence, inflation, high unemployment and the threat of recession; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; performance of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes, wildfires and hail); acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission.

Any forward-looking statement made by Slide in this press release and the earnings call speak only as of the date on which it is made. Slide undertakes no obligation to update any forward-looking statement, whether as a result of new information, actual results, revised expectations or otherwise, except as may be required by law.

About Slide

Slide is a technology-enabled insurance company that makes it easy for homeowners to choose the right coverage for their unique needs and budgets. Slide's cutting-edge technology leverages artificial intelligence and big data to optimize and streamline every part of the insurance process. Based in Tampa, Fla., Slide was founded by Bruce and Shannon Lucas, insurance insiders with a deep understanding of how technology can be applied to achieve better underwriting outcomes. For more information, please visit https://www.slideinsurance.com.

Contacts

Investors

ir@slideinsurance.com

Media

Rachel Carr

Chief Marketing Officer

press@slideinsurance.com

Slide Insurance Holdings, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands)

	Three Months Ended March 31,
	2026	2025
Revenues:
Gross premiums written	$414,792	$278,249
Change in unearned premiums	66,194	72,642
Gross premiums earned	480,986	350,891
Ceded premiums earned	(115,103)	(84,850)
Net premiums earned	365,883	266,041
Net investment income	20,118	13,807
Policy fees	2,590	1,534
Other income	692	211
Total revenue	$389,283	$281,593
Expenses:
Losses and loss adjustment expenses incurred, net	111,073	83,761
Policy acquisition and other underwriting expenses	44,125	28,572
General and administrative expenses	46,173	41,378
Interest expense	852	934
Depreciation expense	1,315	1,146
Amortization expense	69	1,895
Total expenses	$203,607	$157,686
Net income before income tax expense	185,676	123,907
Income tax expense	46,149	31,404
Net income	$139,527	$92,503
Weighted average shares outstanding (in thousands)
Basic	123,342	56,600
Diluted	136,588	123,123
Earnings per share
Basic	$1.13	$1.63
Diluted	$1.02	$0.75

Slide Insurance Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollar amounts in thousands, except per share and par value amounts)

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Invested assets:
Fixed-maturity securities, available-for-sale, at estimated fair value (amortized costs: $714,152 and $580,122, respectively and allowance for credit losses: $0 and $0 respectively)	$716,037	$589,720
Other investments, net	4,000	4,000
Total invested assets	$720,037	$593,720
Cash and cash equivalents	1,217,558	1,201,210
Restricted cash	793	786
Restricted cash - variable interest entity	482,050	480,972
Accrued interest income	9,084	7,281
Assumed premiums receivable	9,124	34,290
Premiums receivable, net of allowance for credit loss of $2,723 and $3,294, respectively	69,548	90,576
Reinsurance recoverable on paid losses, net of allowance for credit loss: $0 and $0, respectively	14,779	16,183
Reinsurance recoverable on unpaid losses, net of allowance for credit loss: $0 and $0, respectively	130,999	146,128
Prepaid reinsurance premiums	82,492	202,748
Deferred income tax assets, net	20,813	18,332
Deferred policy acquisition costs	88,291	93,728
Property and equipment, net	10,948	11,585
Right-of-use lease assets, operating	8,050	8,476
Intangibles, net	30	99
Goodwill	2,603	2,603
Prepaid expenses	11,425	8,932
Other assets	3,736	816
Total assets	$2,882,360	$2,918,465
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss and loss adjustment expense reserves	$476,258	$439,715
Unearned premiums	934,414	1,000,611
Commissions payable	12,406	9,049
Deferred revenue	90	90
Reinsurance premiums payable	68,931	160,330
Long-term debt, net	32,386	33,687
Interest rate swap liability	16	62
Income taxes payable	117,203	93,555
Advanced premiums	66,358	30,518
Premium tax liabilities	12,101	5,075
Accounts payable and accrued expenses	23,163	19,768
Lease liabilities, operating	9,294	9,649
Other liabilities	16,128	3,115
Total liabilities	$1,768,748	$1,805,224
Shareholders’ equity:
Common Stock (par value $0.01, 1,500,000,000 shares authorized, 117,565,731 and 123,889,446 issued and outstanding at March 31, 2026 and December 31, 2025, respectively)	1,176	1,239
Additional paid-in capital	218,342	351,688
Accumulated other comprehensive income, net of taxes	1,418	7,165
Retained earnings	892,676	753,149
Total shareholders’ equity	$1,113,612	$1,113,241
Total liabilities and shareholders’ equity	$2,882,360	$2,918,465

Slide Insurance Holdings, Inc.

Supplemental Information

	Three Months Ended March 31, (in thousands)		Year Ended December 31, 2025 (in thousands)
Revenue	2026	2025	2025
Gross premiums written	$414,792	$278,249	$1,795,516
Policy fees	2,590	1,534	8,243
Total revenue	$389,283	$281,593	$1,155,901
Net income	$139,527	$92,503	$443,958
Key Ratios
Loss ratio	30.4%	31.5%	21.8%
Policy acquisition expense ratio	12.1%	10.7%	12.9%
Expense ratio	25.1%	27.4%	30.3%
Combined ratio	55.5%	58.9%	52.1%
Return on equity	12.5%	19.2%	57.4%

	March 31, 2026 (in thousands)		December 31, 2025 (in thousands)
Total Assets	$	2,882,360	$2,918,465
Shareholders' Equity		1,113,612	1,113,241
Total common shares outstanding		117,566	123,889